February 14, 1995

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Judiciary Plaza
Washington, DC   20549

Re:  Schedules 13G-Polaroid Corporation

Dear Sir or Madam:

We are hereby transmitting by Edgar Schedule 13G on behalf of Waddell & Reed Investment Management Company and Waddell & Reed Asset Management Company.

Our check in the amount of $1,000 was sent to the Lockbox at the Mellon Bank on February 13, 1995.

If you have any questions concerning the Schedule 13G filing, please call me at
(913)236-1925 or Sharon K. Pappas at (913)236-1920.

Very truly yours,



Janette Bramblett
Senior Legal Assistant

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                AMENDMENT NO. 1

                              Polaroid Corporation

                                (Name of Issuer)

                                     Common

                         (Title of Class of Securities)


                                  731095-10-5
                                 (CUSIP Number)


     Check the following Box if a fee is being paid with this
statement.............[X]

1)   Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
Persons....................................

     Waddell & Reed Investment Management Company - 48-1106973

2)   Check the Appropriate Box if a Member of a Group
(a)......................................................[_]
(b)......................................................[X]

3)   SEC Use Only.................................................

4)   Citizenship or Place of Organization.     Kansas..............

     Number of           (5)  Sole Voting Power..1,539,500........
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power..1,539,500...
     Owned by            (8)  Shared Dispositive Power............
     Each Report-
     ing Person
     With


9)   Aggregate Amount Beneficially Owned by Each Reporting
     Person...2,408,550............................................


10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares................................................


11)  Percent of Class Represented by Amount in Row (9)..5.2%......


12)  Type of Reporting
     Person.......IA.............................................

                                       SCHEDULE 13G

     Item 1(a) Name of Issuer:
     Polaroid Corporation........................................

     Item 1(b) Address of Issuer's Principal Executive Offices:
     549 Technology Square, Cambridge, MA 02139
     ..............................................................
     Item 2(a) Name of Person Filing:

     Waddell & Reed Investment Management Company 48-1106973

     Waddell & Reed Asset Management Company 43-0975899
     ..............................................................
     Item 2(b) Address of Principal Business Office or, if none,
     Residence:
     6300 Lamar Avenue, Shawnee Mission, KS 66202-4200
     ..............................................................
     Item 2(c) Citizenship:

     Kansas; Missouri
     ..............................................................
     Item 2(d) Title of Class of Securities:

     Common
     ..............................................................
     Item 2(e) CUSIP Number:
               731095-10-5
     ..............................................................
     Item 3    Person filing is:

          (h) [x]Group, in accordance with 240.13d-1(b)(1)(ii)(H)
     ..............................................................
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount Beneficially Owned:
               2,408,550
...................................................................
          (b)  Percent of Class:
               5.2%
...................................................................
          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the
vote...1,539,500...............................
               (ii)  shared power to vote or to direct the
vote....869,050.................................
               (iii) sole power to dispose or to direct the
     disposition of....1,539,500.....................
               (iv)  shared power to dispose or to direct the
                disposition of...869,050.......................

     Item 5    Ownership of Five Percent or Less of a Class

               Not Applicable

     Item 6    Ownership of More than Five Percent on Behalf of
                Another Person

               Not Applicable

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By
     The Parent Holding Company

               Not Applicable

     Item 8 Identification and Classification of Members of the Group - See attached Exhibit No. 1

     Item 9    Notice of Dissolution of Group

               Not Applicable

     Item 10

                                 Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1995
- -----------------
Date


Waddell & Reed Investment          Waddell & Reed Asset
Management Company                 Management Company
6300 Lamar Avenue                  6300 Lamar Avenue
Overland Park, KS 66202-4200       Overland Park, KS 66202-4200
............................       .........................

Signature                          Signature

/s/Sharon K. Pappas                /s/Sharon K. Pappas
- -----------------------            -------------------------
Sharon K. Pappas                   Sharon K. Pappas

BY:  Sharon K. Pappas              BY:  Sharon K. Pappas
     Senior Vice President              Secretary
     Name/Title                         Name/Title

                                        EXHIBIT 1

Waddell & Reed Asset Management Company - Tax ID No. 43-0975899

          Investment Adviser registered under Section 203 of the Investment Adviser's Act of 1940

Waddell & Reed Investment Management Company - Tax ID No. 48-1106973

          Investment Adviser registered under Section 203 of the Investment Adviser's Act of 1940

                            SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549
                                       SCHEDULE 13G

                        Under the Securities Exchange Act of 1934

                                     AMENDMENT NO. 1

                                   Polaroid Corporation

                                     (Name of Issuer)

                                          Common

                              (Title of Class of Securities)

                                       731095-10-5
                                      (CUSIP Number)

     Check the following Box if a fee is being paid with this
     statement.............[X]

1)   Names of Reporting Persons S.S. or I.R.S. Identification
     Nos. of Above Persons....................................

     Waddell & Reed Asset Management Company - 43-0975899

2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[_]
(b).......................................................[X]

3)   SEC Use Only..................................................

4)   Citizenship or Place of Organization......Missouri............

     Number of           (5)  Sole Voting Power...................
     Shares Bene-        (6)  Shared Voting Power..869,050........
     ficially            (7)  Sole Dispositive Power..............
     Owned by            (8)  Shared Dispositive Power..869,050...
     Each Report-
     ing Person
     With

9)   Aggregate Amount Beneficially Owned by Each Reporting
     Person...................2,408,550............................

10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares................................................

11)  Percent of Class Represented by Amount in Row (9)...5.2%......

12)  Type of Reporting
     Person.......IA.............................................

                                       SCHEDULE 13G

     Item 1(a) Name of Issuer:
     Polaroid Corporation........................................

     Item 1(b) Address of Issuer's Principal Executive Offices:
     549 Technology Square, Cambridge, MA 02139
     ..............................................................
     Item 2(a) Name of Person Filing:

     Waddell & Reed Investment Management Company 48-1106973

     Waddell & Reed Asset Management Company 43-0975899
     ..............................................................
     Item 2(b) Address of Principal Business Office or, if none,
     Residence:
     6300 Lamar Avenue, Shawnee Mission, KS 66202-4200
     ..............................................................
     Item 2(c) Citizenship:

     Kansas; Missouri
     ..............................................................
     Item 2(d) Title of Class of Securities:

     Common
     ..............................................................
     Item 2(e) CUSIP Number:
               731095-10-5
     ..............................................................
     Item 3    Person filing is:

          (h) [x]Group, in accordance with 240.13d-1(b)(1)(ii)(H)
     ..............................................................
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount Beneficially Owned:
               2,408,550
...................................................................
          (b)  Percent of Class:
               5.2%
...................................................................
          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the
vote...1,539,500...............................
               (ii)  shared power to vote or to direct the
vote....869,050.................................
               (iii) sole power to dispose or to direct the
     disposition of....1,539,500.....................
               (iv)  shared power to dispose or to direct the
                disposition of...869,050.......................

     Item 5    Ownership of Five Percent or Less of a Class

               Not Applicable

     Item 6    Ownership of More than Five Percent on Behalf of
                Another Person

               Not Applicable

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By
     The Parent Holding Company

               Not Applicable

     Item 8 Identification and Classification of Members of the Group - See attached Exhibit No. 1

     Item 9    Notice of Dissolution of Group

               Not Applicable

     Item 10

                                 Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1995
- -----------------
Date


Waddell & Reed Investment          Waddell & Reed Asset
Management Company                 Management Company
6300 Lamar Avenue                  6300 Lamar Avenue
Overland Park, KS 66202-4200       Overland Park, KS 66202-4200
............................       .........................

Signature                          Signature

/s/Sharon K. Pappas                /s/Sharon K. Pappas
- -----------------------            -------------------------
Sharon K. Pappas                   Sharon K. Pappas

BY:  Sharon K. Pappas              BY:  Sharon K. Pappas
     Senior Vice President              Secretary
     Name/Title                         Name/Title

                                        EXHIBIT 1

Waddell & Reed Asset Management Company - Tax ID No. 43-0975899

          Investment Adviser registered under Section 203 of the Investment Adviser's Act of 1940

Waddell & Reed Investment Management Company - Tax ID No. 48-1106973

          Investment Adviser registered under Section 203 of the Investment Adviser's Act of 1940